EXHIBIT 99.1

—For Immediate Release—

CORPORATE CONTACTS:	MEDIA/MARKETING CONTACT:
Robert T. Hamilton, CFO	Eric Goldman, Neale-May & Partners
954-360-9022	212-213-5400x202
rhamilton@eDiets.com	egoldman@nealemay.com

Alison Tanner, CFA, Chief Strategist	INVESTOR RELATIONS CONTACT:
954-360-9022	Lester Rosenkrantz
alison@eDiets.com	Cameron Associates
212-554-5486
lester@cameronassoc.com

eDiets Reports Record Revenues and Subscription Sales in Q2

Atkins, Zone Advertising Costs Lead to Quarterly Loss, As Expected

DEERFIELD BEACH, FL, July 24, 2003—eDiets.com, Inc. (OTCBB:EDET), the leading online “diet destination,” today reported record revenues of $9.0 million and record subscription sales for the quarter ended June 30, 2003. The Company attributed the strong results to its recent introduction of exclusive online meal plans based on the Atkins Nutritional Approach™ and Zone Diet that were developed using its proprietary personalization technology, as well as to consumers’ growing preference for online dieting over the forty-year-old offline model popularized by Weight Watchers®. eDiets also noted that, as expected, advertising costs associated with its new offerings resulted in a net loss that totaled $0.11 per share for the quarter; revenues associated with these advertising costs will largely be recognized in future quarters. Notwithstanding the net loss, cash flow from operations for the second quarter of 2003 was a positive $1.2 million.

“Online dieting, like online dating, is a natural Internet application, and our strategy of creating a diet destination at www.eDiets.com where consumers can choose from several popular diets, have their choice personalized, and receive round-the-clock professional support is a concept right for today,” commented David Humble, CEO of eDiets. “Consumers like a choice, they like the ability to switch plans, and they like the privacy of our online diet meetings.”

Revenues for the second quarter ended June 30, 2003 totaled $9.0 million, an increase of 17.3% compared to revenues of $7.7 million for the second quarter of fiscal 2002. For the six months ended June 30, 2003, revenues totaled $16.4 million, an increase of 11.3% compared to the first six months of fiscal 2002.

eDiets’ loss from operations for the second quarter of fiscal 2003 totaled $1.8 million compared to operating income of $0.9 million in the comparable prior year period. For the six months ended June 30, 2003, eDiets reported a loss from operations of $3.9 million compared to operating income of $1.4 million for the first six months of fiscal 2002. Notwithstanding the losses from operations, the Company reported positive cash flow from operations of $1.2 for the second quarter of 2003 and $1.1 million for the first six months of fiscal 2003.

For the second quarter of fiscal 2003, the Company’s net loss totaled $1.7 million, or $0.11 per share, compared to net income of $0.8 million, or $0.05 per diluted share, for the comparable prior year period. For the six months ended June 30, 2003, eDiets reported a net loss of $3.7 million, or $0.24 per share, compared to net income of $1.3 million, or $0.08 per diluted share, for the first six months of fiscal 2002. Cash and cash equivalents totaled $2.7 million, including $0.2 million in restricted cash, at June 30, 2003, compared to $1.5 million at March 31, 2003 and $2.9 million at December 31, 2002. The Company continues to closely monitor and manage its capital.

The Company provided the following outlook for the second half of fiscal 2003:

•	eDiets expects new paying subscriptions in the second half of 2003 to increase between 30 and 40% over the comparable prior year period, while the advertising cost to acquire a member is expected to remain relatively flat with current levels.

•	Revenues for the second half of 2003 are forecast at between $18 and $20 million, an increase of approximately 25% compared to the second half of 2002, as a result of anticipated double-digit growth in both the average number of paying subscribers and revenue per average subscriber.

At the same time, eDiets noted that it is actively negotiating to add additional branded meal plans and other features to its offerings in the second half of 2003 and if it does so may make meaningful levels of investments to launch them.

Concluded CEO David Humble, “Being overweight is a global problem and our government is leading the way by declaring it the number one health hazard. As our government becomes more involved in changing the behaviors that lead to being overweight, more consumers, both men and women, will seek diet solutions. As the leading online ‘diet destination’, eDiets is uniquely positioned to capitalize on this market change. We will continue to expand not only our meal plans but also our content and our e-commerce offerings to best serve our expanding audience and further solidify our leadership position.”

The Company will hold a conference call for investors at 10:30 a.m. EDT today, which will be broadcast live via CCBN Web cast at www.eDiets.com/investors and may also be accessed at 1-800-901-5241 (domestic) or 1-617-786-2963, (international); use pass code # 12897454. A replay of the conference call Web cast will be available at www.eDiets.com/investors beginning at 12:30 p.m. EDT on July 24.

About eDiets

eDiets is the leading online destination for diet-related programs, information and resources. Its subscription-based, comprehensive weight-loss, fitness and motivational programs are tailored specifically to individual dietary requirements, capabilities and lifestyles. Its Web site www.eDiets.com is one of most visited Web sites for health, fitness and nutrition today, according to

Nielsen//Netratings. eDiets provides 24/7 access via the Web to personalized diet programs, plus doctors, nutritionists, fitness experts and over 100 online support communities. The site offers customized diets, plus specific nutrition plans for individuals with high-cholesterol, diabetes and other medical issues.

eDiets is a publicly traded company (OTCBB:EDET) directed by a strong management team comprised of licensed dieticians and psychologists, an experienced technical staff and a seasoned corporate organization.

Statements in the release, which are not historical in nature, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company’s steps to deal with today’s proliferation of unsolicited emails that compete with communications with its members will be successful, that the Company will make a successful transition from being a one product company to being a source for multiple brands of diet solutions, that the Company is able to obtain sufficient outside financing on acceptable terms, when and if required, changes in general economic and business conditions, changes in product acceptance by consumers, effectiveness of sales and marketing efforts, and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with eDiets.com business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
INCOME STATEMENT DATA:
Revenues	$9,049	$7,715	$16,380	$14,713
Cost and expenses:
Cost of revenue	1,112	738	1,984	1,460
Product development	420	269	705	630
Sales and marketing	7,639	4,169	14,437	7,840
General and administrative	1,156	1,333	2,253	2,773
Depreciation and amortization	339	327	671	651
Impairment of intangible assets	183	—	183	—
(Loss) income from operations	(1,800)	879	(3,853)	1,359
Other expense, net	2	111	12	172
Income tax benefit	(62)	(74)	(122)	(127)
Net (loss) income	$(1,740)	$842	$(3,743)	$1,314
(Loss) earnings per common share
Basic	$(0.11)	$0.05	$(0.24)	$0.08

Diluted	$(0.11)	$0.05	$(0.24)	$0.08

Weighted average common and common
equivalent shares outstanding
Basic	15,975	15,742	15,896	15,734
Diluted	15,975	17,191	15,896	17,491

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$1,227	$2,780	$1,126	$3,880
Investing	(144)	(95)	(347)	(174)
Financing	68	(623)	(446)	(650)

	June 30, 2003	December 31, 2002
BALANCE SHEET DATA:
Cash and cash equivalents
(including restricted cash)	$2,687	$2,907
Total assets	10,447	12,574
Deferred revenue	4,251	3,081
Long-term debt (including capital leases)	162	693
Stockholders’ equity	1,670	5,286

CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com